Exhibit 99.1

SOURCE: Crexendo, Inc.

Crexendo Reports Fourth Quarter and Year End December 31, 2014 Financial Results

PHOENIX, AZ--(Marketwired – March 3, 2015) - Crexendo, Inc. (OTCQX: CXDO), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, today reported financial results for its fourth quarter and year ended December 31, 2014.

Financial highlights for the 2014 fourth quarter

Consolidated revenue for the fourth quarter of 2014 decreased 7% to $2.0 million compared to $2.1 million for the fourth quarter of 2013.

Hosted Telecommunications Services Segment revenue for the fourth quarter of 2014 increased 68% to $1.3 million compared to $798,000 for the fourth quarter of 2013.

Web Services Segment revenue for the fourth quarter of 2014 decreased 52% to $645,000, compared to $1.3 million for the fourth quarter of 2013. Revenue from our Web Services Segment declined due to our strategic decision to limit our provision of web services to our enterprise sized customers and our declining extended payment term arrangements (EPTAs) cash collections.

Consolidated operating expenses for the fourth quarter of 2014 decreased 7% to $3.8 million compared to $4.1 million for the fourth quarter of 2013.

On a GAAP basis, the Company reported a $(1.7) million net loss for the fourth quarter of 2014, or $(0.15) loss per diluted common share, compared to net loss of $(1.8) million or $(0.17) loss per diluted common share for the fourth quarter of 2013.

Non-GAAP net loss was $(1.2) million for the fourth quarter of 2014, or $(0.10) loss per diluted common share, compared to a non-GAAP net loss of $(1.6) million or $(0.15) loss per diluted common share for the fourth quarter of 2013.

EBITDA for the fourth quarter of 2014 was $(1.7) million compared to $(1.7) million for the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 was $(1.2) million compared to $(1.5) million for the fourth quarter of 2013.

Financial highlights for the year ended December 31, 2014

Consolidated revenue for the year ended December 31, 2014 decreased 26% to $7.6 million compared to $10.3 million for the year ended December 31, 2013.

Hosted Telecommunications Services Segment revenue for the year ended December 31, 2014 increased 81% to $4.3 million compared to $2.4 million for the year ended December 31, 2013. Hosted Telecommunications Services backlog, which is anticipated to be recognized within the next thirty-six to sixty months, of $9.8 million at December 31, 2014 compared to a backlog of $7.0 million at December 31, 2013.

Web Services Segment revenue for the year ended December 31, 2014 decreased 59% to $3.3 million, compared to $8.0 million for the year ended December 31, 2013. Revenue from our Web Services Segment declined due to our strategic decision to limit our provision of web services to our enterprise sized customers and our declining extended payment term agreements (EPTAs) cash collections.

Consolidated operating expenses for the year ended December 31, 2014 decreased 12% to $14.2 million compared to $16.1 million for the year ended December 31, 2013.

On a GAAP basis, the Company reported a $(6.4) million net loss for the year ended December 31, 2014, or $(0.57) loss per diluted common share, compared to net loss of $(5.0) million or $(0.46) loss per diluted common share for the year ended December 31, 2013.

Non-GAAP net loss was $(4.8) million for the year ended December 31, 2014, or $(0.43) loss per diluted common share, compared to a non-GAAP net loss of $(4.0) million or $(0.38) loss per diluted common share for the year ended December 31, 2013.

EBITDA for the year ended December 31, 2014 was $(5.9) million compared to $(4.6) million for the year ended December 31, 2013. Adjusted EBITDA for the year ended December 31, 2014 was $(4.6) million compared to $(3.8) million for the year ended December 31, 2013.

Total cash and cash equivalents, including restricted cash, at the end of 2014 was $3.0 million compared to $3.6 million at the end of 2013.

Cash used for operations for the year ended December 31, 2014 was $(4.3) million compared to $(5.4) million for the year ended December 31, 2013. Cash provided by investing activities for the year ended December 31, 2014 was $2.2 million compared to cash provided by investing activities of $860,000 for the year ended December 31, 2013. Cash provided by financing activities for the year ended December 31, 2014 was $2.0 million compared to cash provided by financing activities of $158,000 for the year ended December 31, 2013.

Steven G. Mihaylo, Chief Executive Officer commented "This has been a transitional quarter for us. We have continued to work on reducing our expenses. We should start to see reductions in our expenses, including salaries and benefits, in 2015 as a result of the reductions, which include employee costs.  Staff reductions have been related primarily to our legacy business, so we do not believe it will have any effect on our core telecom business. Cost reductions are being incorporated across the board; we are reducing inefficiencies and redundancies; reducing certain licensing fees, reducing professional fees, and cutting expenses related to procuring phone numbers and managing telephone taxes more efficiently. We are very excited about the roll out of our new telephone end points, which we believe will provide superior phones at a better margin and lower cost. We developed our new phones in a collaborative effort, which helped reduce the associated expense and increased efficiency. We believe the cost reductions we have incorporated will allow us to more effectively manage our business, decrease our cash burn and should allow us to reach profitability sooner. I expect the full impact of the cost reductions to be realized over the first half of 2015."

Mihaylo continued "As revenues from our telecommunications service continue to increase, the revenues from our legacy business continue to decline, although we believe they have started to level off. As discussed previously we have high expectations for our improved web site builder, but we are deferring a roll out of the web platform until we have achieved profitability in our core business. I am encouraged by the progress we have realized in our core telecommunications services business. Our backlog continues to be at an all-time high, which bodes well for our future. Our telecom revenues for the fourth quarter were a record high, and we saw another quarter of sequential quarter on quarter growth. Sales from our dealer partner channel were also a record high. We were pleased that our dealer results included large customer renewals. We believe this shows that end-user customers from our dealer partners will prove to be just as sticky as our direct customers thanks to our service and quality, which is second to none. Even taking out renewals, we had our best quarter on quarter sequential growth from our dealer partners, which is a good sign. We are in the process of adding inside sales personnel, which we expect will increase our direct and dealer sales, although we do not expect any substantial benefit from those efforts until the third quarter due to ramp up time. I believe the future of the Company is very good, I continue to be firmly convinced we are in the right space, with the right products and the right people."

Conference Call

The Company is hosting a conference call today, March 3, 2015 at 5:30 PM EST. The telephone dial-in number is 888-395-3227 for domestic participants and 719-325-2144 for international participants. The conference ID to join the call is 7622856. Please dial in five to ten minutes prior to the beginning of the call at 5:30 PM EST.

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) continuing to work on reducing our expenses; (ii) starting to see reductions in expenses including salaries and benefits in 2015; (iii) staff reductions not having any effect on the core telecom business; (iv) reducing inefficiencies and redundancies; reducing certain licensing fees, reducing professional fees, and cutting expenses related to procuring phone numbers and managing telephone taxes more efficiently; (v) being very encouraged about the roll out of our new telephone end points, which it is believed will provide superior phones at a better margin and lower cost; (vi) the manner of producing our new phones in a collaborative effort, which helped reduce the associated expense and increased efficiency; (vi) believing the cost reductions allow the company to more effectively manage our business, decrease cash burn and allow for profitability sooner; (vii) expecting the full impact of the cost reductions to be realized over the first half of 2015; (viii) believing revenues from the legacy business have started to level off; (ix) having high expectations for our improved web site builder; (x) differing a roll out of the web platform until the Company has achieved profitability in the core business; (xi) being encouraged by the progress realized in the core telecommunications services business; (xii) believing the renewals from the dealer partners shows that end-user customers from dealer partners will prove to be just as sticky thanks to our service and quality, which is second to none; (xiii) record sales both from inside sales and the dealer partners being good signs; (xiv) being in the process of adding inside sales personnel expecting that to increase direct and dealer sales and (xv) believing the future of the Company is very good with the Company being in the right space, with the right products and the right people.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2014 when filed subsequent to this press release; and Form 10-K for the year ended December 31, 2013, as well as Forms 10Q for 2014. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except par value and share data)

	December 31,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$2,906	$3,076
Restricted cash	133	487
Trade receivables, net of allowance for doubtful accounts of $49 as of December 31, 2014 and $163 as of December 31, 2013	543	1,090
Inventories	72	217
Equipment financing receivables	171	94
Income tax receivable	-	55
Prepaid expenses and other	1,032	620
Total current assets	4,857	5,639

Certificate of deposit	251	250
Long-term trade receivables, net of allowance for doubtful accounts of $19 as December 31, 2014 and $37 as of December 31, 2013	64	116
Long-term equipment financing receivables	455	398
Property and equipment, net	68	2,195
Deferred income tax assets, net	381	244
Intangible assets, net	676	571
Goodwill	272	75
Long-term prepaid rent	376	-
Other long-term assets	114	119
Total Assets	$7,514	$9,607

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$47	$201
Accrued expenses	1,331	1,095
Income tax payable	7	-
Contingent consideration	211	51
Deferred income tax liability	381	244
Deferred revenue, current portion	726	1,199
Total current liabilities	2,703	2,790

Deferred revenue, net of current portion	64	116
Other long-term liabilities	203	-
Total liabilities	2,970	2,906

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 25,000,000 shares, 12,681,617 shares outstanding as of December 31, 2014 and 10,801,315 shares outstanding as of December 31, 2013	13	11
Additional paid-in capital	55,413	50,998
Contingent consideration	-	198
Accumulated deficit	(50,882	(44,506)
Total stockholders' equity	4,544	6,701

Total Liabilities and Stockholders' Equity	$7,514	$9,607

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share and share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$1,989	$2,141	$7,594	$10,328
Operating expenses:
Cost of revenue	978	1,035	3,582	4,091
Selling and marketing	577	718	2,280	3,055
General and administrative	1,880	1,935	6,727	6,970
Research and development	361	401	1,604	1,692
Goodwill impairment	-	-	-	265
Total operating expenses	3,796	4,089	14,193	16,073

Loss from operations	(1,807)	(1,948)	(6,599)	(5,745)

Other income:
Interest income	28	60	150	501
Other income, net	52	35	150	24
Total other income, net	80	95	300	525

Loss before income tax	(1,727)	(1,853)	(6,299)	(5,220)

Income tax benefit	(21)	17	(77)	257

Net loss	$(1,748)	$(1,836)	$(6,376)	$(4,963)

Net loss per common share:
Basic	$(0.15)	$(0.17)	$(0.57)	$(0.46)
Diluted	$(0.15)	$(0.17)	$(0.57)	$(0.46)

Weighted-average common shares outstanding:
Basic	11,342,245	10,790,220	11,163,592	10,714,353
Diluted	11,342,245	10,790,220	11,163,592	10,714,353

CREXENDO, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,376)	$(4,963)
Adjustments to reconcile net loss to net cash used for operating activities:
Goodwill impairment	-	265
Lease abandonment	-	(606)
Amortization of prepaid rent	268	-
Depreciation and amortization	663	1,145
Expense for warrants and stock options issued to employees	1,049	808
Change in uncertain tax positions	-	(253)
Loss/(gain) on disposal of property and equipment	(1)	3
Amortization of deferred gain	(78)	-
Change in fair value of contingent consideration	3	(13)
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	599	2,232
Equipment financing receivables	(134)	(368)
Inventories	145	(46)
Income tax receivable	55	379
Prepaid expenses and other	(90)	(287)
Other long-term assets	5	(22)
Accounts payable, accrued expenses and other	72	(1,520)
Income tax payable	7	-
Deferred revenue	(525)	(2,136)
Net cash used for operating activities	(4,338)	(5,382)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(8)	(62)
Proceeds from sale of property and equipment	2,002	15
(Acquisition)/Redemption of certificate of deposit	(1)	250
Change in restricted cash	354	957
Business acquisitions	(195)	(300)
Net cash provided by investing activities	2,152	860

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options	70	181
Payments of contingent consideration	(54)	(23)
Proceeds from sale of common stock and warrants	2,000	-
Net cash provided by financing activities	2,016	158

NET DECREASE IN CASH AND CASH EQUIVALENTS	(170)	(4,364)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	3,076	7,440

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$2,906	$3,076

Supplemental disclosure of cash flow information:
Cash (used)/received during the year for:
Income taxes	$(14)	$383
Supplemental disclosure of non-cash investing and financing information:
Prepayment of rent with common stock	$966	$-
Business acquisition with stock	$134	$107
Contingent consideration related to acquisition	$211	$363
Exchange of property and equipment for services rendered	$-	$4

CREXENDO, INC. AND SUBSIDIARIES
Supplemental Segment Financial Data
(In thousands)
	Year Ended December 31, 2014	Year Ended December 31, 2013
Revenue:
Hosted Telecommunications Services	$4,297	$2,370
Web Services	3,297	7,958
Consolidated revenue	$7,594	$10,328

Operating income/(loss):
Hosted Telecommunications Services	$(5,776)	$(5,432)
Web Services	(823)	(313)
Total operating loss	$(6,599)	$(5,745)
Other Income, net:
Hosted Telecommunications Services	87	3
Web Services	213	522
Total other income, net	$300	$525
Income/(loss) before income tax provision
Hosted Telecommunications Services	(5,689)	(5,429)
Web Services	(610)	209
Total loss before income tax provision	$(6,299)	$(5,220)

Use of Non-GAAP Financial Measures

To evaluate our business, we consider and use non-generally accepted accounting principles (Non-GAAP) net income (loss) and Adjusted EBITDA as a supplemental measure of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We consider Non-GAAP net income (loss) to be an important indicator of overall business performance because it allows us to evaluate results without the effects of share-based compensation, rent expense paid with common stock, and amortization of intangibles. We define EBITDA as U.S. GAAP net income (loss) before interest income, interest expense, other income and expense, provision for income taxes, and depreciation and amortization. We believe EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define Adjusted EBITDA as EBITDA adjusted for share-based compensation, and rent expense paid with stock. We use Adjusted EBITDA as a supplemental measure to review and assess operating performance. We also believe use of Adjusted EBITDA facilitates investors' use of operating performance comparisons from period to period, as well as across companies.

In our March 3, 2015 earnings press release, as furnished on Form 8-K, we included Non-GAAP net loss, EBITDA and Adjusted EBITDA. The terms Non-GAAP net loss, EBITDA, and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in analytical tools, and when assessing our operating performance, Non-GAAP net loss, EBITDA, and Adjusted EBITDA should not be considered in isolation, or as a substitute for net loss or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
●	they do not reflect changes in, or cash requirements for, our working capital needs;
●	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;
●	they do not reflect income taxes or the cash requirements for any tax payments;
●
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

●
while share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and

●	other companies may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using Non-GAAP net income (loss), EBITDA, and Adjusted EBITDA only as supplemental support for management's analysis of business performance. Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are calculated as follows for the periods presented.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the SEC, we are presenting the most directly comparable U.S. GAAP financial measures and reconciling the unaudited Non-GAAP financial metrics to the comparable U.S. GAAP measures.

Reconciliation of U.S. GAAP Net Loss to Non-GAAP Net Loss
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)
U.S. GAAP net loss	$(1,748)	$(1,836)	$(6,376)	$(4,963)
Share-based compensation	437	186	1,049	808
Amortization of rent expense paid in stock	81	-	268	-
Amortization of intangible assets	72	50	248	117
Non-GAAP net loss	$(1,158)	$(1,600)	$(4,811)	$(4,038)

Reconciliation of U.S. GAAP Net Loss to EBITDA to Adjusted EBITDA
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
U.S. GAAP net loss	$(1,748)	$(1,836)	$(6,376)	$(4,963)
Depreciation and amortization	109	272	663	1,145
Interest expense	2	-	3	-
Interest and other (income) expense	(82)	(95)	(303)	(525)
Income tax provision	21	(17)	77	(257)
EBITDA	$(1,698)	$(1,676)	$(5,936)	$(4,600)
Share-based compensation	437	186	1,049	808
Amortization of rent expense paid in stock	81	-	268	-
Adjusted EBITDA	$(1,180)	$(1,490)	$(4,619)	$(3,792)

Contact

Crexendo, Inc.
Steven G. Mihaylo
CEO
602-345-7777
Smihaylo@crexendo.com